Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Theriva Biologics, Inc. of our report dated February 10, 2022, with respect to the financial statements of VCN Biosciences, S.L., which report appears in the Form 8-K/A (Amendment No. 1) of Theriva Biologics, Inc. (formerly known as Synthetic Biologics, Inc.) filed on May 6, 2022.

/s/ KPMG Auditores, S.L.

Barcelona, Spain

October 14, 2022